Exhibit 4.35

EXECUTION VERSION

Private and Confidential

INTERXION HOLDING N.V.

a public limited liability company (naamloze vennootschap), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its address at Tupolevlaan 24, 1119 NX Schiphol-Rijk, The Netherlands, registered with the Trade Register of the Chamber of Commerce under registration number 33301892 (the “Company”)

To:	ABN AMRO BANK N.V. (the “Agent”)
Address:	Daalsesingel 71, 3511 SW Utrecht, The Netherlands
Attention:	Agency Syndicated Loans

Dated:	9 February 2018

Dear Sirs

We refer to the EUR 100,000,000 senior secured revolving facility agreement dated 9 March 2017 as amended on 28 July 2017 (as amended and/or restated from time to time) between, among others, the Company, ABN AMRO Bank N.V., Bank of America Merrill Lynch International Limited and Citigroup Global Markets Limited as Arrangers, the Agent and Barclays Bank PLC as Security Agent (the “Facility Agreement”).

Unless otherwise defined in this letter or the context otherwise requires, words and phrases defined in the Facility Agreement shall bear the same meaning in this letter.

The Company and the Agent designate this letter as a Finance Document.

1.	BACKGROUND

The Company, on its own behalf and on behalf of the other Obligors pursuant to Clause 2.4 (Obligors’ Agent) of the Facility Agreement, is seeking the agreement of the Majority Lenders to certain consents and amendments pursuant to Clause 38.1 (Required consents) of the Facility Agreement as set out in paragraph 3 (Requested Consent) below.

2.	ADDITIONAL DEFINITIONS

In this letter:

“Effective Date” means the date on which the Consent becomes effective, being the date on which the Agent confirms to the Company (by countersigning this letter) that the consent of the Majority Lenders to the Consent has been obtained.

“Consent” means the consent requested in paragraph 3 (Requested Consent) below.

“Consent Time” means 5.00 pm (Amsterdam time) on 19 February 2018 (or such later date and time as the Company may specify by notice in writing to the Agent or may agree with the Agent (acting reasonably)).

“Consenting Lender” means each Lender which has provided its irrevocable and unconditional consent to the Consent to the Agent prior to the Consent Time.

3.	REQUESTED CONSENT

(a)	We are writing to you in your capacity as Agent for your consideration and, if thought fit, agreement by the Majority Lenders by the Consent Time to their approval to the following amendments to the Facility Agreement:

(i)	deleting the definition of “Required Guarantor Accession Date” in its entirety and replacing it with: ““Required Guarantor Accession Date” means 30 April 2018.”;

(ii)	adding to the end of paragraph (f) of Clause 23.10 (Holding Companies) the words “or any credit agreement, loan, notes or other debt instrument constituting or evidencing Subordinated Debt (as defined in Schedule 15 (New York Law Undertakings)) to which it is a party and which are permitted under the Finance Documents”;

(iii)	adding the words “or commitment letters” immediately after the words “any engagement letters” in paragraph (h) of Clause 23.10 (Holding Companies); and

(iv)	deleting paragraph (b) of Clause 26.2 (Additional Guarantors) in its entirety and replacing it with:

“The Company shall procure that, on and from the earlier to occur of (x) the date on which the Required Guarantors accede to this Agreement and (y) the Required Guarantor Accession Date, any other member of the Group which (i) is not a Required Guarantor and (ii) is a Material Company (other than Interxion (Schweiz) AG) shall, as soon as possible after becoming a Material Company, become an Additional Guarantor, grant Security as the Agent may require and accede to the Intercreditor Agreement.”.

4.	CONSENT TIME

To allow for a timely completion of this process we request that the approval of the Consent is provided to the Agent by the Consent Time.

5.	MISCELLANEOUS

(a)	In consideration for the Consent, the Company shall make the Repeating Representations on the Effective Date by reference to the facts and circumstances existing on that date.

(b)	By providing its approval of the Consent, each Consenting Lender irrevocably authorises the Agent to execute this letter.

(c)	Save as expressly provided herein, nothing in this letter shall be construed as a release, waiver or amendment of any provision of any Finance Document and the Company confirms on behalf of itself and each Obligor that each other Finance Document remains and shall continue in full force and effect.

(d)

The consent of a Lender (a “Transferring Consenting Lender”) to the Consent will bind any Lender that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Consenting Lender’s rights, obligations and Commitments (a “New Consenting Lender”) after the date on which that Transferring Consenting Lender notifies the Agent in writing of its approval to the Consent, and by providing its approval of the Consent each Transferring Consenting Lender also agrees to procure that any such assignment or transfer is completed on this basis. Such consent and agreement provided by the relevant Transferring Consenting Lender above will remain valid and binding on the New Consenting Lender to the extent of the New Consenting Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Consenting Lender did prior to the assignment or transfer.

(e)	The Consent shall apply only to the matters specifically referred to in this letter and are given in reliance upon any written factual information supplied by us to you being true and accurate in all material respects as at the date it was provided and not being misleading in any material respect. Such Consent shall be without prejudice to any rights which the Finance Parties may now or hereafter have (i) in relation to any other circumstances or matters not specifically referred to herein (whether subsisting at the date hereof or otherwise); or (ii) in relation to any such factual written information being untrue or inaccurate in any material respects that would result in the request being misleading in any material respect, which right shall remain in full force and effect.

(f)	Pursuant to Clause 18.2 (Amendment costs) of the Facility Agreement, the Company shall (or shall procure that an Obligor will), within three Business Days of demand, reimburse (or procure reimbursement of) the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with this Letter.

(g)	By reference to the facts and circumstances existing at the date of this letter, no Default or Event of Default has occurred or is continuing.

(h)	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(i)	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

(j)	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law and the provisions of Clause 42 (Enforcement) of the Facility Agreement shall apply, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter.

Thank you in advance for your consideration of the above requests.

We request that you please seek approval for the Consent.

[The rest of this page is deliberately left blank]

Yours faithfully,

INTERXION HOLDING N.V.
(the Company and acting as Obligors’ Agent)

Signature:	/s/ David C. Ruberg
Name:	David C. Ruberg
Position:	CEO

[Signature page to March 2017 RCF Consent Request Letter]

By its countersignature of this letter, the Agent confirms that the consent from the Majority Lenders to the Consent has been obtained and, from the date of such countersignature, the Consent shall enter into effect.

ABN AMRO BANK N.V.

(acting as Agent)

Signature:	/s/ R.K. Sahadew-Ganpat	Signature:	/s/ S.Y. Wong-Chau
Name:	R.K. Sahadew-Ganpat	Name:	S.Y. Wong-Chau
Position:	Proxy Holder	Position:	Proxy Holder

Date: 19-2-2018

[Signature page to March 2017 RCF Consent Request Letter]